SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Delaware Group® Adviser Funds
Delaware Group® Cash Reserve
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Delaware Group® Equity Funds II
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Delaware Group® Equity Funds V
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Voyageur Mutual Funds
Voyageur Mutual Funds II
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(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005 Market St. Philadelphia, PA 19103-7094

February 19, 2015

Dear Financial Advisor:

Beginning in late February, shareholders of record as of January 22, 2015 in the Delaware Investments open-end funds will receive a communication regarding an upcoming proxy vote in which they will be asked to participate. We are informing you to ask for your assistance in making your clients aware of this proxy.

The proxy statement includes multiple proposals and will be conducted across all Delaware Investments open-end mutual funds. The communication will include an overview of the items on which the shareholders are asked to vote as well as the materials to use when voting by mail, telephone, or through the internet. These proxy materials are anticipated to begin mailing on or about February 23, 2015.

If a certain percentage of shareholders votes have not been received by early March 2015, a third party, ComputerShare Inc. will initiate a telephone solicitation process and begin reaching out to shareholders who have not yet cast a vote.

Further information regarding the proxy statement and instructions on how a shareholder may vote can be found on the Delaware Investments website:

www.delawareinvestments.com/proxy

If you have any questions pertaining to this announcement, please contact your regional marketing director representing Delaware Investments at 877 693-3546.

Sincerely,

Delaware Investments

© 2015 Delaware Management Holdings, Inc.	(14003) PO20361 2/15